Exhibit 99.2
PARTICIPANTS

Corporate Participants
Jack Jancin – Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd.
Brian L. Grass – Chief Financial Officer, Helen of Troy Ltd.
Matt Osberg – Senior Vice President - Corporate Finance, Helen of Troy Ltd.

Other Participants
Bob J. Labick – Analyst, CJS Securities, Inc.
Rupesh Parikh – Analyst, Oppenheimer & Co., Inc.
Anthony C. Lebiedzinski – Analyst, Sidoti & Company, LLC
Linda Bolton Weiser – Analyst, D. A. Davidson & Co.
Steven L. Marotta – Analyst, C.L. King & Associates, Inc.

MANAGEMENT DISCUSSION SECTION
Operator: Greetings. Welcome to Helen of Troy Ltd. Second Quarter 2022 earnings call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] Please note this conference is being recorded.

I will now turn the conference over to Jack Jancin, Senior Vice President of Corporate Business Development. Thank you. You may begin.

Jack Jancin, Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Thank you, operator. Good morning, everyone and welcome to Helen of Troy’s second quarter fiscal 2022 earnings conference call. The agenda for the call this morning is as follows. I’ll begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company’s CEO, will comment on the financial performance of the quarter and specific progress on our strategic initiatives. Then, Mr. Brian Grass, the company’s CFO, and Matt Osberg, the company’s Senior Vice President of Corporate Finance, will review the financials in more detail and comment on the company’s outlook for fiscal 2022. Following this, Mr. Mininberg, Mr. Grass and Mr. Osberg will take questions you have for us today.

This conference call may contain certain forward-looking statements that are based on management’s current expectations with respect to future events or financial performance. Generally, the words anticipates, believes, expects and other words similar are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from the actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and maybe calculated differently than the non-GAAP financial information disclosed by other parties. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the call over to Mr. Mininberg, I would like to inform all interested parties that a copy of today’s earnings release has been posted to the Investor Relations section of the company’s website at www.helenoftroy.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company’s home page and then the Press Releases tab.

I will now turn the conference call over to Mr. Mininberg.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.
Thank you, Jack. Good morning, everyone, and thank you for joining us. I am looking forward to reviewing our second quarter results, to providing perspective on the higher revenue and EPS outlook that we announced earlier today, to updating you on our ESG progress, and to discussing several important organizational topics with you.

Before doing so, I want to provide a brief update on the EPA matter discussed in our first quarter call in July and in August via our Investor Presentation and 8-K filing. As a reminder, in July, the EPA-approved modest changes to the labeling claims on our existing water filtration packaging, which we implemented and subsequently began shipping limited quantities. I’m pleased to report that the shipping volume for our PUR products has continued to increase. And in September, we returned to more normalized shipping levels.

In August, we communicated that the EPA had approved changes to our air filtration packaging and we began shipping limited quantities of the impacted product at the end of that month. We expect to return to a more normalized level of shipping activity for our Honeywell air filtration products by the end of our third quarter of fiscal 2022.

Today, our main message on the largely resolved EPA matter is that we have the materials and labor currently needed to rework the affected inventory and are accelerating that work rapidly. We are making good progress on the millions of affected packages, putting us in a better position to serve our retail customers. We thank them for their patience and appreciate how closely they have worked with us.

On PUR, we are turning the tide in the marketplace. We have made a significant progress on reducing out-of-stock and earning back market share. Third-party syndicated data shows PUR out-of-stock have improved by more than 30 points and market share is up by more than 10 points since mid-August. A more extensive and complex rework on the Air affected purifiers is well underway and a primary focus.

I would also like to thank the hundreds of Helen of Troy associates who have worked tirelessly to resolve these matters and minimize the impact to consumers, to retailers, and to our business. I could not be more impressed or prouder of the way they have flowed to the work without complaint. They worked together seamlessly, often around the clock. This is Helen of Troy at its finest, and it’s our culture and action.

Now, turning to our second quarter results. Overall, the quarter exceeded our expectations. Our diversified portfolio, once again, delivered a balanced result, with Housewares and Beauty both growing over major double-digit sales increases in the second quarter of last fiscal year, and Health & Home declining less than we expected during the favorable resolution to the EPA matter.

Our leadership brands outside of Health & Home had excellent growth, led by Drybar, Hydro Flask, and Hot Tools, all of which faced headwinds in the year-ago base from the pandemic. International had a solid growth in sales in the second quarter.

Turning to online sales, our 18% decline in the quarter reflects two things. First, approximately two-thirds of this decline was due to the impact of our stop ship actions as we addressed the EPA matter. Second, even though COVID remains top of mind, many consumers are returning to in-person shopping compared to the previous year when COVID-related store closures accelerated the larger trend of brick-and-mortar sales that were shifting online. Even with more of our sales in brick-and-mortar this quarter, online represented 22% of total sales, similar to our pre-COVID online penetration in fiscal 2020.

We are pleased to report adjusted EPS of $2.65, which was ahead of our expectations. It reflects an expansion in gross profit margin as some of our highest margin brands sweetened our mix, partially offset by more normalized levels of operating expenses versus the depressed spending levels during the peak of the pandemic in the year-ago base. The adjusted EPS result also reflects our hard work to address the headwinds from the widespread inflation affecting nearly all input costs such as materials, labor, and transportation, as well as the work done to blunt, as much as possible, the impact from significant levels of supply chain disruptions seen across nearly every sector of the global economy.

Stepping back to look at the first half of our fiscal year, we are pleased to be growing our core sales and deliver flat core adjusted EPS compared to the especially difficult comparisons in the prior-year period. We achieved this despite the EPA matter and despite the significant supply-chain-related headwinds. Our diversified portfolio played a major role in this as core Beauty and Housewares both grew significantly over their higher bases in the first half of last year.

Taking a look at those supply chain and cost challenges, our investments in inventory earlier this year have been an important component of our mitigation plans. Higher inventory also positions us well to meet demand and better manage supply chain disruptions. We believe having more inventory on hand ahead of our busy season in Q3 and Q4 will help us meet consumer demand and meet customer expectations in the back half of this fiscal year. We have also made good use of our pre-negotiated sea freight contracts at rates considerably lower than the current elevated spot market.

As part of our mitigation plans, we began to implement price increases on certain brands, most of which became effective at the end of the second quarter. Pricing on other brands will take place in the third quarter with the benefit being realized in the second half of the year and into fiscal 2023. We have taken a measured approach on pricing, which is designed to protect our market shares by managing key consumer price points.

I am very proud of our global operations team and of our business units, all of whom have worked diligently to contain and reduce costs, freeing up the oxygen needed to continue to invest in our flywheel. They, along with our associates around the world, are highly engaged, enthusiastic and dedicated to furthering our growth objectives.

We are currently putting in place additional mitigation plans including exploration of further price increases to address the inflationary pressures and the supply chain disruptions that show little sign of abating in the short term. We believe that the powerful combination of containment and investment is the exact right formula to drive our growth initiatives for the balance of our Phase II Transformation and to create incremental shareholder value.

I would now like to touch on the results in our business segments for the second quarter. Housewares led the way posting net sales growth of 6.6% on top of 20.3% growth in the second quarter of last year. Both OXO and Hydro Flask experienced solid organic growth, reflecting both domestic and international strength.

OXO continued to deliver growth at key brick-and-mortar retailers. As discussed in prior calls, we believe the new and younger households penetrated during the pandemic and the consumers that have become even more familiar with OXO’s exceptional products and promise of “better” are sticky. OXO continues to be the market leader in many of the US kitchen gadget categories it competes in. OXO’s Good Grips and Steel lines made healthy contributions to quarterly growth, along with new products that are gaining traction with consumers.

We saw strength at specialty retailers due in part to a surge in weddings that were postponed during COVID. OXO domestic brick-and-mortar growth was broad based across all channels except for club. OXO also earned strong growth internationally, especially in EMEA, as prior investments and plans long in the works paid off with improved growth and profitability in that region.

Hydro Flask also saw broad-based strength in domestic brick-and-mortar, driven by retailers’ increasing orders to replenish from a stronger back-to-school season and support expected future demand. On top of the current acceleration in pre-holiday ordering, we are seeing healthy inventory retailer replenishment in line with the strong sell-through for those customers where we have visibility.

Internationally, Hydro Flask grew even faster, primarily concentrated in Canada and Asia Pacific. New product introductions beyond the bottle contributed to growth in the quarter as consumers pursued more outdoor activities close to home in the current COVID environment. Within our bottle lines, the new colors and sizes in the fall collection gave eager consumers another motivation to add “just one more” and freshen their collection. Consumer affinity for the Hydro Flask brand continues to be a strong tailwind. As one high-profile example, we were very pleased to see Simone Biles using our popular new Hydro Flask USA bottle at the Tokyo Olympics.

Turning to Beauty, the segment delivered its 11th consecutive quarter of sales growth, continuing its remarkable transformation story that began in the middle of Phase I. Total sales were up 0.8% in the quarter, climbing over 34.6% growth in the second quarter of last year. On a core basis, which excludes the impact of the Personal Care business that we divested in June of this year, Beauty sales grew 13.9% in the second quarter. Our leadership brands Drybar and Hot Tools led the growth in Beauty with strong consumer demand bouyed by the improved traffic at brick-and-mortar stores.

Our focus on consumer-centric innovation and strategy of Good/Better/Best in Beauty appliances, these are paying off; these are paying dividends across brands, regions and channels with strong contributions from Drybar, Hot Tools, Revlon and Bed Head. Drybar is having a terrific year and making a considerable contribution to sales growth and profitability. With strong product innovation, the improvement in the brick-and-mortar channel, expanded distribution and the reopening of salons, the brand is on a strong growth trajectory.

Sales in fiscal 2022 are expected to be ahead of our pre-COVID expectations and its higher margins are contributing to our mix. We are delighting consumers with outstanding innovations that deliver consumer noticeable benefits. Examples include the Single Shot appliance, the Drybar Reserve Ultralight dryer and our Liquid Glass product line. New distribution at popular destinations like new Ulta shops inside Target and new Sephora shops inside Kohl’s provide the opportunity to introduce the brands to more consumers shopping in the mass channel, while maintaining Drybar’s prestige positioning and price points.

Hot Tools is also having a great year and is on track to reach record sales levels in fiscal 2022. Our Good/Better/Best Beauty strategy is also paying off with the expansion of Hot Tools from the professional channel to also include retail. We launched Hot Tools Signature Series in 2019 to bring professional quality features and functions to a broader demographic. Signature Series has grown each year since its introduction and is achieving market share gains as it grows its awareness, its presence, and its product lineup.

Demand for our One-Step volumizers and wavers remain strong. Our investment in social media and digital content continue to elevate the profile of our volumizers with existing users and to attract new ones to the franchise. One-Step online reviews are now over 350,000 at an average of 4.6 stars on Amazon alone with 80% of those at 5 stars.

Though volumizer household penetration is well below conventional appliances, we believe the franchise has significant room to grow through new product innovation and expansion into new geographies and new adjacencies. One recent example is our Revlon Plus which is arriving on shelves now ahead of the upcoming holiday season. Revlon Plus features an additional heat setting, sleeker handle and design, upgraded bristles, and improved internal technology that exemplify our consumer-centric approach. Our goal is to keep delivering innovation that maintains our significant market share lead in the volumizer segment that we created.

Beyond volumizers, innovation in other parts of our Beauty portfolio such as the wavers on our Bed Head brand demonstrate that we are continuing to drive demand and share with winning on-trend products across product categories. We also did well internationally, continuing a strong growth in Latin America and EMEA. With international shares and margins expanding, we are investing in the bright prospects we see for a further international growth.

Turning to Health & Home, sales declined by 33.1% in the second quarter, primarily as a result of the voluntary stop shipments related to the EPA matter and the particularly tough comparison to the second quarter last year in which this segment grew 33% behind health-related products due to COVID. For a bit more perspective, the first six months of fiscal 2022 on a two-year stack comparison shows that the total sales for Health & Home were up 10% compared to the first half of fiscal 2020, even including the EPA matter.

As the rework progresses and the shipments continue to ramp up on the affected items, we are raising our sales outlook for this segment for the remainder of this fiscal year and remain confident in its long-term prospects.

During the quarter, we saw strength in several areas of the Health & Home portfolio such as Braun nasal aspirators, blood pressure monitors and pulse oximeters, and also on Honeywell heaters. Some retailers pulled heater orders into the second quarter to reduce the impacts of seaport congestion and availability constraints such as containers and trucking.

We are pleased to see our prior investments in developing new Health & Home products for categories such as blood pressure, sinus and pulse oximeters now producing growth in those categories and further diversifying Health & Home into adjacent healthcare areas with long-term potential.

In thermometers, while the overall market was lower in the second quarter compared to the high COVID base of last year, our market share rebounded sharply. Our US thermometer share is now in line with pre-pandemic share levels as we solved for the availability of our market-leading products that consumers prefer. This was driven by our investments to improve our supply chain and higher inventory levels, which address out-of-stocks with retailers. Inventory in the channel is healthy in the US, and we are shipping in line with consumption.

Moving on to International, we saw a solid growth in the quarter to round out an outstanding first half. Doubling down on International is an important strategic choice in our Phase II strategy. Now halfway through Phase II, we remain ahead of the glide path we outlined in our 2019 investor day to create at least $100 million of incremental organic sales outside of the United States by the end of fiscal 2024.

Second quarter benefited from the stepped-up investments made in the second half of fiscal 2021 to support new distribution in Continental Europe, add further support to our UK businesses and increase awareness of Braun No touch thermometers in Asia.

Beauty and Housewares led the way. We saw strength in both brick-and-mortar and online. Demand for thermometers remained strong in EMEA. Revenue and profitability for Beauty in EMEA and Latin America all continue to grow sharply and EMEA market shares are growing fast. Progress we have achieved in international markets is supplying the fuel to continue making new investments with attractive ROIs intended to further accelerate growth outside of the United States.

As we step back to look at the full fiscal year 2022, we are in a position to raise our outlook today. On a core adjusted basis, at the high end of our range, our outlook indicates growth on both the top and bottom line. We are very pleased to be able to do this considering the elevated base laid down last fiscal year, considering the significant incremental inflationary costs and considering the impact of the EPA matter. The strength of the first half and our improved outlook for the balance of the year allows us to increase our core sales expectation in all three business segments. Beauty and Housewares are both expecting to deliver healthy growth in revenue and profitability on top of the elevated base they laid down last year.

Based on the favorable resolution of the EPA matter, our Health & Home outlook has also improved. While inflation remains an issue, we are pleased that this updated outlook includes continued investment in our flywheel. Looking longer term, using our past experience overcoming various headwinds, such as tariffs, COVID, and inflation, our global team is focused on putting together the best playbook possible to address the external challenges facing virtually all companies.

As mentioned in our last call, we are actively involved in several M&A processes and remain committed to putting our strong balance sheet to work to create additional shareholder value by adding attractive new brands and accretive critical mass to our flywheel. As you may have seen in a recent press release, we added a $500 million share repurchase authorization at the end of the quarter, putting us in a position to continue to opportunistically repurchase our stock from time to time.

Before I wrap up my remarks, I would like to touch on our continued progress on ESG and on a few important organizational matters. We see ESG as a strategic priority for our company’s to sustained success and highly consistent with our corporate purpose, which is to elevate lives and soar together. This is important work, and I am pleased with the progress we are making.

In June, we captured many aspects of that progress in our first published ESG report. We are pleased to see more external recognition of our ESG efforts from key stakeholders such as customers and shareholders. In August, as part of Walmart’s Project Gigaton, which is intended to help eliminate a gigaton of CO2 emissions, this key customer recognized our Health & Home division as a Walmart Giga Guru for the second consecutive year. Shareholders have likely seen our improved ESG scores from well-known tracking agencies such as Institutional Shareholder Services.

During the second quarter, ISS acknowledged our ESG efforts by now rating Helen of Troy’s social score in the top decile of firms they compare us to: an improvement from our top 20% rating as recently as July and a sharp improvement from the bottom 20% ranking just one year ago. Our ISS environmental score has also improved markedly over the past year, now in the top 30% of companies they compare us to, up from the bottom decile a year ago. On governance, our ISS score has consistently remained in the top decile for the past several years. Internally, our associates enthusiastically support and applaud this work. As mentioned in our report, our next step is to further refine our overall ESG strategy and embed its key initiatives into the broader Phase II strategic Transformation Plan that drives all that we do at Helen of Troy.

As discussed in our public remarks at our Annual Meeting of Shareholders on August 25th, several months ago, we began actively recruiting to add a new director to our Board. This recruitment effort has three specific goals: first is to add additional outstanding executive experience in the global consumer products industry on top of 100-plus years already represented on the Board; second is to add racial and ethnic diversity; and third is to add even more gender diversity. Hitting these goals will deliver on our broader corporate diversity equity and inclusion initiatives as well as the Board’s independent goals.

Turning now to our organization, I would like to make a few comments. Those of you who have been following our multiyear transformation know that we have been building out our organizational capability and leadership team for many years. This talented team that we have in place now and the powerful culture we have built have helped drive revenue growth of more than 40% in the last four years and adjusted EPS growth of more than 60% over that same time period.

As we look at the back half of Phase II and our long-term trajectory, we are ready to add a Chief Operating Officer to our global leadership team to help drive the significant plans we have for the coming years. We have begun recruiting for this new position, which will report to me. We would like to have the new COO in place for the beginning of our next fiscal year.

Another organizational update I’d like to share is our return to office plan. Taking stock of recent developments with the Delta variant, we have decided to postpone the return to office for our nonessential workers until January. We intend to implement the same hybrid model we discussed several quarters ago, which we believe provides the best balance of the proven benefits of work from home two days a week and the irreplaceable power that in-person collaboration provides during the remaining three days each week.

All along, we have prioritized the health and safety of our associates, putting our people first, sticking to our principles, and walking the talk on our culture. These four elements have proven to be a powerful combination during normal times as well as during the extreme circumstances of COVID-19.

Before turning the call over to Brian, I wanted to again acknowledge his significant contributions to the success of our company over the past 15 years. During the transformation, his leadership, strategic thinking and outstanding stewardship of our finances have made him a key asset. His business insight and friendship will be missed. As previously announced, Matt Osberg officially steps into the CFO chair on November 1. Building on all of the strength Matt has already demonstrated in the business and in the organization over his past five years at Helen of Troy, I look forward to the many valuable contributions he will make in the CFO role as we continue through Phase II of our transformation and beyond.

With that, I will now turn the call over to Brian.

Brian L. Grass, Chief Financial Officer, Helen of Troy Ltd.
Thank you, Julien. Good morning, everyone, and thank you for joining us. I’ll make some high level comments before handing it over to Matt who will review the second quarter results and our revised outlook for the full fiscal year 2022 in more detail.

We’re really pleased with our second quarter, which saw a number of positive trends including strong sales and consumer demand across the Housewares and Beauty portfolios and continued expansion of our international business. The investments we’ve made in product innovation, operating efficiencies, shared services and elevating and unifying our people are paying off. We believe they are fueling our flywheel for the remainder of fiscal 2022 and beyond.

Our Health & Home segment sales declined primarily due to disruption from the EPA matter but we believe we are achieving the best possible outcome under the circumstances. None of it would be possible without the strength and resilience of our operations team in Northern Mississippi and its incredible leaders that I’ve had the honor of working with during my time here. I’m going to miss working with you guys, but I’ll come visit soon.

Although we continue to face unprecedented global supply chain disruption and inflationary cost pressures, I’m proud of the work we are doing to continue to mitigate these challenges and maintain the momentum toward our long-term growth trajectory. I’m also very pleased that we’re able to improve our full fiscal 2022 outlook due to the strong results in the second quarter and the more favorable than expected resolution of the EPA matter.

Finally, I’d just like to say a final farewell and express my gratitude to Julien, the board, and all the talented people I’ve had the good fortune of working with, especially my good friends and mentors, Tom Benson and Vince Carson. I’ve spent the majority of my career at Helen of Troy and helping shape this company’s transformation has been an incredible experience that I wouldn’t trade for anything. I’m very proud of what we have accomplished and I believe that the best is yet to come. The company is in great hands.

And with that, I’m going to hand it over to Matt to take us to the second quarter and fiscal 2022 outlook in more detail.

Matt Osberg, Senior Vice President of Corporate Finance, Helen of Troy Ltd.
Thank you, Brian, in this our final hand-off, I want to say thank you for all of your hard work, financial leadership, and mentoring. You will be missed, and we wish you the best of luck in your new endeavors.

As we look at our results, with the sale of substantially all of the Personal Care business impacting us significantly for the quarter on a comparative basis, we believe it is useful to look at our operations on a core basis, which excludes the results of the entire Personal Care business in all periods and provides the best comparability between the historical and future periods. Accordingly, I will be referencing core metrics, where appropriate, in my remarks today.

Now, turning to our second quarter. Core business net sales declined 7.6%, primarily due to a decrease in sales in the Health & Home segment as a result of the EPA matter. This was partially offset by strong consumer demand and point-of-sale growth at brick-and-mortar, in the Beauty and Housewares segments, and as well as the favorable comparative impact of COVID-19-related store closures and reduced store traffic in the prior-year period.

Gross profit margin increased 0.9 percentage points to 44.3%, primarily due to a more favorable product mix within the Beauty segment and a favorable mix of more Housewares and Beauty sales within consolidated net sales revenue. This was partially offset by a higher inbound freight expense due to rising freight rates and container supply shortages and the less favorable channel mix within the Housewares segment.

Our SG&A ratio increased 5.4 percentage points to 30.1% from 24.7%. In the prior-year period, we benefited from both significant operating leverage, as sales grew 28%, and as well as the lower-than-normal levels of personnel and advertising expenses, as the spending in these areas was restricted due to temporary COVID-related cost reduction initiatives. In the current period, we were also unfavorably impacted by higher distribution and freight expenses, unfavorable operating leverage, higher share-based compensation expense and EPA compliance costs.

GAAP operating income was $67.3 million or 14.2% of net sales revenue. On an adjusted basis, operating margin declined 3.3 percentage points to 17.1%, primarily due to the higher SG&A ratio in the current period. Income tax expense as a percentage of income before tax, was 19.8%, compared to 9.6% for the same period last year. The higher than usual tax rate was primarily due to shifts in the mix of taxable income in the company’s various tax jurisdictions driven by updates in the second quarter to our full-year income forecast. On a year-to-date basis, our effective tax rate is a more normalized 14%, roughly in line with our full-year effective tax rate outlook.

Net income was $51.3 million or $2.11 per diluted share. Non-GAAP adjusted diluted EPS decreased 29.7% to $2.65, primarily due to lower adjusted operating income in Health & Home segment, an increase in the effective tax rate, and higher interest expense, partially offset by higher operating income in the Beauty segment and lower weighted average diluted shares outstanding.

Looking at the first half of our fiscal year, we are very pleased with our results. On a core basis, we have been able to grow our net sales 8.9%. This is on top of growth of 22% recorded in the first half of fiscal 2021. We have also been able to maintain core adjusted EPS compared to fiscal 2021, which grew 50% over fiscal 2020. We believe this is a healthy outcome given the impact of rising freight and labor costs, the lost sales and margin due to the EPA matter, and the lower spending days in the first half of last year.

Now, moving on to our financial position and liquidity. Net cash used by operating activities for the first 6 months of the fiscal year was $58.3 million, compared to net cash provided by operating activities of $186.3 million in the prior year. A portion of the cash used by operating activities was to increase inventory to help mitigate rising supply chain costs and purchase high-demand products ahead of the holiday season.

As global supply chain remains disrupted, we are expecting some retailers to pull forward orders into our fiscal third quarter and in order to ensure in-stock positions before their busiest selling season. We expect to reduce our inventory levels throughout the third and fourth quarters to end fiscal 2022 more in line with where we ended fiscal 2021.

Cash provided by investing activities for the first 6 months of the fiscal year was $24 million due to the proceeds received from the sale of the Personal Care business, partially offset by capital investments in land and initial construction expenditures associated with our new 2-million-square-foot distribution center for the Housewares segment. Total short- and long-term debt was $472.2 million, a sequential decrease from $511 million at the end of the first quarter.

Our leverage ratio, as defined in our debt agreements, was 1.4 times, in line with the ratio at the end of the first quarter and compared to 0.9 times at the same time last year. Our net leverage ratio, which nets our cash and cash equivalents with our outstanding debt, was 1.4 times at the end of the second quarter, compared to 1.3 times at the end of the first quarter.

Now, turning to our full-year outlook for fiscal 2022. We are pleased to be able to increase our outlook for both sales and EPS for the fiscal year. The increase to our sales outlook reflects a combination of stronger than expected second quarter sales and an improvement in our sales expectations in the back half of the year. The increase to our EPS outlook largely reflects the higher than expected earnings in the second quarter. We expect EPS for the back half of the year to be similar to our prior expectations and reflects the favorable profit impact higher than previously expected sales in the back half of the year, offset by continued increases in freight and labor costs, as well as incremental marketing investments we are making to re-energize categories that were impacted by the EPA matter.

Our revised outlook includes an estimated unfavorable sales revenue impact of $75 million to $100 million and an unfavorable adjusted diluted EPS impact of $0.45 to $0.75 related to the expected lost sales volume and earnings due to the EPA matter. This reflects an improvement of $35 million of sales and $0.25 of adjusted diluted EPS versus our previous outlook.

The adjusted diluted EPS impact is net of the favorable impact of cost reduction actions being taken in the Health & Home segment, which include reductions in personnel, marketing, and select new product development costs with a goal of preserving key long-term growth initiatives.

We now expect consolidated net sales revenue in the range of $2.02 billion to $2.07 billion, which implies a decline of 3.5% to 1.5%. We now expect core net sales revenue in the range of $1.99 billion to $2.03 billion, which implies a decline of 1.5% at the low end of our range and growth of 0.5% at the high end of our range, and includes 4.9% to 3.7% of unfavorable impact related to the EPA matter. Not including the impact of the EPA matter, our core net sales outlook implies a year-over-year growth of 3.4% to 4.3%.

Our updated net sales outlook for the full year reflects improvement in all three segments with the following expectations: Housewares net sales growth of 9% to 11%; Health & Home net sales decline of 20% to 18% including 11.2% to 8.4% of decline related to the EPA matter; Beauty net sales growth of 7.5% to 9.5%; and Beauty core net sales growth of 20% to 22%.

We expect consolidated GAAP diluted EPS of $7.88 to $8.31 and core diluted EPS of $7.68 to $8.11. We expect consolidated non-GAAP adjusted diluted EPS in the range of $11.26 to $11.56 and core adjusted diluted EPS in the range of $11.05 to $11.35, which excludes any EPA compliance costs, asset impairment charges, restructuring charges, tax reform, share-based compensation expense, and intangible asset amortization expense.

Our core adjusted diluted EPS outlook implies growth of 0.2% to 2.9%, which includes 6.8% to 4.1% of unfavorable impact due to the EPA matter. Not including the EPA matter, our core adjusted diluted EPS outlook implies year-over-year growth of 7%. This EPS outlook includes the estimated unfavorable impact of the year-over-year inflationary cost pressures of approximately $60 million to $65 million or approximately $2.45 to $2.65 of adjusted diluted EPS, representing an increase of $5 million from our previous outlook due to the continued inflation of freight and labor costs.

We believe we have mitigated much of these costs through a combination of improved product mix, price increases, forward buying of inventory to delay cost impacts, utilizing previously negotiated shipping contracts at rates below current market prices, and implementing other cost initiatives.

Due to the strong growth comparison and COVID-related events in fiscal 2021 and the timing of the estimated impacts of the shipping restrictions related to the EPA matter, we continue to expect consolidated core net sales growth for fiscal 2022 to be concentrated entirely in the first quarter of the fiscal year.

We also expect core adjusted diluted EPS growth for fiscal 2022 to be concentrated in the first and fourth quarters of the fiscal year, with the second quarter being the most impacted by the EPA matter as well as having the most challenging growth comparison to the prior fiscal year.

We expect a reported core GAAP effective tax rate range of 12.7% to 13.8% and a core adjusted effective tax rate range of 10.4% to 11.4%. Consistent with prior expectations, we do not expect a meaningful impact from currently proposed tax legislation changes in fiscal 2022.

We continue to expect capital asset expenditures of $100 million to $125 million for fiscal 2022, which includes expected initial expenditures related to a new 2 million square foot distribution facility with state-of-the-art automation for the Housewares segment. We continue to expect the total cost of the new distribution center and equipment to be in the range of $200 million to $225 million spread over fiscal years 2022 and 2023, assuming construction and equipment costs remain at current levels.

In summary, on a core basis, excluding the impact of the EPA matter, our revised full-year outlook implies net sales growth of 3.4% to 4.3%, slightly ahead of our long-term growth target. Additionally, our revised full-year outlook for the Housewares segment implies net sales growth of 9% to 11% on top of 13.5% growth in the prior year. Our Beauty segment core sales outlook implies net sales growth of 20% to 22% on top of 30% growth in the prior year. And although, the Health & Home segment is forecasted to have a net sales decline of 20% to 18%, including the impact of the EPA matter, it grew 29.9% in the prior year.

On a core basis, excluding the impact of the EPA matter, our revised full-year outlook for adjusted diluted EPS implies growth of 7% on top of growth of 26.5% in fiscal 2021. This is only slightly below our long-term growth target of 8% and includes the adverse impact of inflationary costs of approximately 23 percentage points year-over-year.

Even including the adverse impact to inflationary costs and the EPA matter, we still expect to be able to maintain or slightly expand consolidated adjusted operating margin for the fiscal year. We believe that this outlook is quite an accomplishment in light of the high base in fiscal 2021, the significantly higher input costs, and the impact of EPA matter in fiscal 2022.

In closing, I am proud of how the entire organization has rallied in the face of significant challenges to overcome temporary obstacles, make further progress on our growth strategies, and set Helen of Troy up for continued success in Phase II.

We have a strong foundation of market-leading brands with a global footprint and many opportunities for growth, as well as a strong balance sheet that gives us the ability to deploy capital to drive shareholder return. I believe we are well-positioned to deliver continued value for our consumers, associates, customers, communities and shareholders.

And with that, I’d like to turn it back to the operator for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question is from Bob Labick with CJS Securities. Please proceed.

<Q - Bob J. Labick - CJS Securities, Inc.>: Good morning. And once again, just want to offer congratulations to both Brian and to Matt. We’re really excited for both of you and your future endeavors.

<A - Brian L. Grass - Helen of Troy Ltd.>: Thanks, Bob.

<A - Matt Osberg - Helen of Troy Ltd.>: Thank you, Bob. Appreciate it.

<Q - Bob J. Labick - CJS Securities, Inc.>: Absolutely. Great. So, obviously, you gave us tons of detail and it’s appreciated. Trying to get a sense of the Q2 impact from the EPA, both revenue and EPS I guess. And then therefore, how much is left you’ve guided to the year in the back half? And if you said that already, I apologize, but I don’t think I captured the Q2 impact. And then I guess just to finish that off, do you expect any lingering impacts in fiscal 2023 from the EPA issues or do you make up the hit that you took this year so you could actually get a little better growth as a result?

<A - Matt Osberg - Helen of Troy Ltd.>: Yeah, I can take – yeah...

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Matt, why don’t you please handle the Q2, Q3, and I can give a little more color on fiscal 2023.

<A - Matt Osberg - Helen of Troy Ltd.>: Sure. And you’re right, Bob. We didn’t disclose the exact numbers. We talked that Q2 would be the major impact of the EPA matter. If you think about what we had come out with in terms of how the product categories were being impacted by the stop ship we had during Q2. Basically all of the categories were in a stop ship and we’ve been ramping up since then. So, we didn’t give exact numbers. If I had to kind of give you an overall, I’d say it’s kind of a two-thirds of it impacting in Q2 and maybe a one-third impact that’s still linger into Q3 as we get our Air category ramped up to full shipping.

<Q - Bob J. Labick - CJS Securities, Inc.>: Okay. Great. That’s helpful.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: And, yeah. And then...

<Q - Bob J. Labick - CJS Securities, Inc.>: Yes, go ahead, Julien.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Sorry, Bob. Hi, Bob. And on the fiscal 2023 stuff and I think for others on the call, they may all have the same question of – so does the EPA thing have a ongoing impact. I think our main message or I know our main message is that we’re working very hard to make sure that we retain the long-term business. On PUR, we’re much further along, simply because the EPA resolution came sooner and the changes were simpler. And in the case of PUR, we’re looking quite good. I can’t imagine that we would have long-term impacts, although we always have to keep earning our business.

In the case of Air, it’s a bit soon to tell. And yet we’re highly optimistic. The vast majority of customers are continuing to support a key market leader that they have been doing business with for decades. We know them. They trust us. Our products are exceptional, and consumers need them, so highly optimistic. And that said, it just remains to be seen until we’re consistently shipping them. And that’s going to be the most important thing for them to have confidence to maintain the long-term distribution.

<Q - Bob J. Labick - CJS Securities, Inc.>: Got it. Okay. That makes sense. Thank you. And then as it relates to the ability to mitigate inflation, you’ve obviously done a very good job. And you mentioned, I think, that inflationary pressures are ramping up a little bit versus even last time you spoke with us. Can you give us a sense of how much has been mitigated or how much has flowed through to the P&L? And then just talk about maybe second half impacts. And then back to the same kind of question, without quantifying it, how were you set up for fiscal 2023 as it relates to inflationary pressures?

<A - Matt Osberg - Helen of Troy Ltd.>: Yeah. I’ll maybe start on that one, Bob, and then, Julien, feel free to jump in. As we look at this year, as you know, we came into the end of year with good levels of inventory; and we’ve talked about that as a way to defer some of the higher costs that we were seeing as freight rates, in particular, have been increasing during the year. So, there’s been an impact on the first half of the year, but it’s going to more impact us in the second half of the year.

We’ve talked about the fact that we’ve put in price increases, and those price increases are largely in place now and will help offset that as we move through the second half of the year. But yet at high level, I mean, I’m expecting that gross profit will be unfavored down compared to last year in the second half of the year because we won’t be able to offset everything that’s coming with price increases. So, we’ll see a little bit of gross profit erosion, I think, due to it. But as we said, we’re doing a lot other things to try and offset the total impact for the year, but it will impact our margins in the second half.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. And for fiscal 2023, the second part of your question, Bob, it’s a tough world out there. Every day, the front page of pretty much any business newspaper speculates on the long-term nature of the inflation and how high things go, how long they stay. So, is it going to look like the lumber curve where it had a boom but also a splat, or is it going to look like something permanent?

We’re assuming that the inflation is not going to be transitory, and we’re positioning ourselves accordingly. So, like Matt’s talking about the price increases are important, working hard in our supply chain the number of productivity initiatives, derisking delay, forward buying, working against tariff exclusions, I think everyone on the call knows that the US Trade Representative announced that the Biden administration is opening another potential round of tariff exclusions. The rules for that have not been set yet, so we don’t know whether we’ll qualify. But we will work hard to get as many of our products as possible included, especially those essential to human life like thermometers as an example and others, frankly.

And in the case of the playbook, we’ve been here before. I mean, we just put more than $2.5 worth of costs behind us and raised our guidance. So there’s some credibility I think in that statement. And it’s not just what we’ve done with inflation, we’ve worked through the tariffs when they came. We like, everybody else, worked through COVID. We’re tough. We’re not going to be beaten down by this. And so, that’s our plan and we’ll see how it plays out for fiscal 2023.

<A - Brian L. Grass - Helen of Troy Ltd.>: Just to be clear, the $2.50 is for the full fiscal year. It’s not totally behind us in the first half year. That’s what we’re digesting for the full fiscal year.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Thanks, Brian. And the only point of mentioning is not at all the chest pound. It’s brutal out there in that environment. But to simply say that if people on this call thought that the company could raise its guidance with $2.50 of full-year cost inflation coming at us unexpectedly during the fiscal, people probably would not have counted on that and yet, that’s what’s in today’s press release.

<Q - Bob J. Labick - CJS Securities, Inc.>: Got it. Okay. Thank you and then last one. I’ll get back in queue, I promise. Obviously, Housewares had another terrific quarter and off of super high comps. The guidance for the top line is relatively flat for the second half and there’s obviously lots of puts and takes with that; and as I said, really high comps. Maybe you could just talk us through the forces and the underlying growth drivers and expectations excluding the kind of crazy comps for Housewares going forward and where you see that once we get to kind of a more normalized level?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Happy to do so. First of all, it’s not just Housewares, it’s also Beauty on a core basis, which means excluding the Personal Care both in the base and the current and the future. Beauty just with 14 points of growth on top of its high base from the last quarter, about a year ago, quarter two, and both just lifted their guidance for the full year. So, to your point about Housewares going forward, it is a high base.

What’s happening is a couple of things. We mentioned them in the prepared remarks, too. The basic habits that we’ve seen in the COVID year, you know, people at home baking bread all the time and kids in Zoom school. These things have abated, but the stickiness of the brand has not. And so, think of penetrating more households, the rabbit effect that we’ve discussed many times which is, once there’s one or two households items, OXO items in a household, they tend to multiply because people recognize the excellence of the products whether they like the grips, the design, the sharpness, the materials, the durability and just the feel of it is exceptional and performance is, too; so, this is sticky. There’s also other truths, which is there’s a lot of weddings that were delayed for calendar 2020 into calendar 2021 and that, frankly, continues.

There’s also a lot more international push on our side. We mentioned in our prepared remarks that Europe is doing especially well for Housewares. That is true. We’re projecting that to continue. And we have some meaningful initiatives now that the profitability for Housewares in Europe is greatly improved to invest into that growth and turn the flywheel against the higher ROI that we’re now getting for those investments. So, there’s a positive circle there. And when it comes to the new products, Housewares is a famously productive machine, and it’s not just on OXO, but it’s also true on Hydro Flask.

Taking a look at Hydro Flask, Hydro Flask is the opposite situation. It’s actually anniversarying weaker comps and it’s doing beautifully. It’s up strongly. We don’t disclose brand by brand but I can say it’s winning. It’s also making a significant progress not just year-over-year but in our mix from a margin standpoint. So, it’s our second most profitable brand behind only Drybar. So, it’s good for the mix for Housewares.

And in terms of the international expansion for Hydro Flask, that’s a big deal as are all the other things that we do on Hydro Flask, whether it’s beyond the bottle where we were going hard and new collections in our bottles, etcetera. And there’s favorable trends. Back to school was our friend year-over-year for Housewares, especially because last year there wasn’t any back to school. And in the case of other favorable trends, the fact that the kids and families are out and about a lot more despite coronavirus still being with us, all these things are good for Hydro Flask. So, we like our plans. We also like where we stand with the major customers. And so, on we go with Housewares.

I know you didn’t ask about Beauty, but there’s a similarly positive story for Beauty being able to anniversary its space and grow from there and that’s also reflected in our guidance, not just the volumizer story. We’re doing well in the wavers. We’re doing beautifully in EMEA and also in Latin America; and Beauty Canada is also going well. And so, it gives us a lot to invest into. There’s a ton of awesome new products coming out in Beauty like the Revlon Plus, the new Drybar products that I just mentioned; all of these things are positive for Beauty, too.

<Q - Bob J. Labick - CJS Securities, Inc.>: Super. Okay. Thank you very much.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: You’re welcome.

Operator: Our next question is from Rupesh Parikh with Oppenheimer and Company. Please proceed.

<Q - Rupesh Parikh - Oppenheimer & Co., Inc.>: Good morning. Thanks for taking my question. So, I guess just going back to your commentary...

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Hi, Rupesh.

<Q - Rupesh Parikh - Oppenheimer & Co., Inc.>: ...just going back to commentary that you guys had in the last call about delivery that 2.5% to 3.5% organic sales growth and adjusted EPS growth of at least 8%, I think, the next two fiscal years on average. Just given now that you have a higher base since you raised guidance, do you still feel comfortable with those targets? And I know there’s also more cost pressures out there; so, I’m not sure if you can provide any updated thoughts there.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. This is for – you’re talking about for the future years, right, Rupesh?

<Q - Rupesh Parikh - Oppenheimer & Co., Inc.>: That’s correct. The next two fiscal years? Yes.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. It’s certainly our goal. And we did commit to it in our Phase II plans and we’re not moving off of those commitments. That said, the hill to climb to get through the cost inflation that we were just talking about has gotten higher. I’m actually not only talking about this fiscal year, but remember, as higher costs flow through COGS, they flow into future periods, and that causes inflation to persist even if the prices come down in the short term. And so, there are challenges out there. If the prices persist in the short term, it just makes the hill higher to climb.

That said, higher prices, if we raise our prices further, are good for our top line, so it helps to do some of the offset, and yet, we’re consumer-centric, so we’re extremely sensitive to the needs of our consumers to price points, to competition. And the government, meanwhile, is not putting as much direct stimulus, think of $2,000 worth of checks in people’s bank accounts like they were before even though the government is talking about spending quite a lot of money, it’s over a long period of time.

And in the case of mitigation, the playbook is being worked hard right now. In fact, we have our strategic reviews next week that we do every year at this time. So, it’s not unique to fiscal 2023, but front and center is how to exercise that playbook for fiscal 2023 and make sure that we can find our way to growth.

On top of the organic stuff, which is where those goals come, you see where our balance sheet. We’re 1.4 times leverage, 1.3 times depending which measure you use, and you get the idea that there’s plenty of room for us to work acquisition. And we’ve also signaled pretty hard that we are involved in several acquisition prospects, and we’ll see how those land. That’s above and beyond the base case that it gives us a chance to find ways to grow regardless.

<Q - Rupesh Parikh - Oppenheimer & Co., Inc.>: Okay. Great. And then, I guess now, we are moving further past the stimulus or the significant stimulus that you’ve seen earlier this year. And, I know, one of the retailers out there, Bed Bath & Beyond, called out some challenges, just really that COVID spikes in certain markets. I was just curious, as you guys look at your business like as we move past the stimulus, have you seen any notable changes in the consumer behavior?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Not yet. People are returning to the workforce, in general, although slower than everybody expected and even after the government stops with the – I’m not talking about the checks anymore – I’m talking about the extended unemployment benefits. So, there’s people that are no longer paid more to stay home, but they are still concerned about coronavirus, and there’s a lot of job shifting going on these days. So, this creates some churn in the employment base.

Our belief is that the economy will still continue to generate net jobs and, therefore, that’s a positive. It just won’t make those jobs as supplemented by these extra payments. Wages are also higher and, at the moment, the wage inflation is higher than the goods inflation. So, people, net, have more money in their pocket, and taxes have not been raised yet, although the government is talking about this. And so, it’s possible that the government will take some of that money out of the pocket of some people, depending on how all of that stuff shakes out. So, we’re concerned, frankly, that there’s going to be enough drain on the consumers that it’ll slow them down.

So, hopefully, the government will strike the right balance. We, meanwhile, will keep on working on providing massive value to consumers with exceptional products that are meaningfully differentiated from the competition, and that’s been our playbook for 50 years, to drive market share. So, that’s how we’ll get through this one. And, in terms of attacking the costs, we’re just going to keep at it with all of the playbook items that we talked about until the inflation is gone.

<A - Matt Osberg - Helen of Troy Ltd.>: And, Julien, maybe one thing that I’d just add on to that. Rupesh, you asked about consumer behavior. And, I think, you’re seeing this kind of a macro trend where with a lot of the supply chain disruption that’s still persisting in the market, I think retailers are making more bets and trying to make sure that they’re not without goods as they head into their holiday season. We talked about this in some of our prepared remarks. But I think retailers are making bigger bets earlier on buying inventories and pulling that a little bit forward in their buying patterns than they would have in a “normal year” to make sure that they’re not without product. So I think that’s something that we’ll see as a trend as more start to do that and could impact kind of the shift of revenue in our Q3 and Q4. And then it would be once the retailers have it in, to your point, what’s consumer behavior during the holiday season and how does that sellout go.

<Q - Rupesh Parikh - Oppenheimer & Co., Inc.>: Okay. Great. That’s really helpful color. And maybe just one last one. And I’m not sure whether you’re going to answer it at this point. But, I guess, as you look to the next fiscal year, I mean, clearly cost items are accelerating. You guys are taking pricing actions. More could come. And you look at this year, you guys are on pace to actually expand operating margins with all the headwinds out there. If you look at all these different dynamics right now, like, do you guys think you have enough levers to expand operating margins as you look to next year or is it too early at this point to [indiscernible] (01:00:18).

<A - Julien R. Mininberg - Helen of Troy Ltd.>: I think too early is the best way. We’re just laying out the guidance, increased guidance for fiscal 2022. We’re not yet giving guidance other than the broad long-term strokes of Phase II for fiscal 2023 and 2024. And we’re acknowledging that the headwinds are there. We’re also hopefully getting across very clearly that we have no intention of being stopped by them. That said, we’ve got to play it out, and the market is changing every single day.

In terms of the margin expansion, I think it’s just too soon to say whether we’ll be able to do that. Our key priority in an environment like the one that everyone is looking at for fiscal 2023 is to keep the flywheel turning, so that flywheel does a lot better in all the forward gears than it does in a reverse gear. And so, it’s much better to be in a position where we can keep investing in the stuff that we know brings in ever higher gross margin, new revenues, and that provides the oxygen to invest in all of the initiatives that keep on improving the transformation. That’s the plan. The question is can we make the math work with the higher costs? And that’s what we’re working on right now.

<Q - Rupesh Parikh - Oppenheimer & Co., Inc.>: Okay. Great. Thank you.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: You bet, Rupesh.

Operator: Our next question is from Anthony Lebiedzinski with Sidoti & Company. Please proceed.

<Q - Anthony C. Lebiedzinski - Sidoti & Company, LLC>: Good morning...

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Hi, Anthony.

<Q - Anthony C. Lebiedzinski - Sidoti & Company, LLC>: ...and thank you for taking the questions. Yes. Hi, Julien. And it’s been nice working with you, Brian. Best of luck going forward. And look forward to work with you, Matt. So, yeah, I just have a few questions. So, you guys talked about price increases. Can you give us an expectation as to – or actually if you could just talk about the level of price increases that you have taken and plan to do, so basically just so we can have a better understanding as far as the guidance for the back half of the year for sales in terms of pricing versus volumes?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. In terms of one we’ve already taken, I would feel comfortable speaking about it, but for competitive reasons, I would not feel comfortable speaking about future price increases. In terms of ones we’ve already taken, it depends a bit brand by brand, product by products, competitive situations, retail price points as well. But we’re generally in the mid-to-high single digits, in some case into the low-double digits on those price increases. It depends a lot where and what situation, as I mentioned.

They have stuck. It’s not easy. For trade customers, it’s super hard to accept a price increase. And that said, it’s even harder not to have the market leading brands on the shelf and to somehow deny that the cost inflation is there because everyone knows that it is. And then, for consumers, it’s classic; as demand curves are not inelastic, and therefore it’s classic that you challenge volumes when you raise prices. So, there is a tight rope that needs to be walked and those are more or less the numbers that we’re working with.

For future ones, we’ll see how it goes the pressure on the consumer and the future that we just spoke about with Rupesh and Bob could be real. And we don’t want to price ourselves out of the market. We don’t want to disrespect consumers or the trade customers. So, we’ll find the right balance.

<Q - Anthony C. Lebiedzinski - Sidoti & Company, LLC>: Okay. So, thanks for that color. So, in terms of the EPA-impacted products, what has been the recent sell through at retail? I know you gave some comments about PUR. So, I guess is it safe to say that PUR, you’ve seen better sell through than some of the others? But if you could just maybe give us additional color on that, that’ll be helpful?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. This is an important question. And people might think it’s sort of an academic exercise of if the trade had less inventory because we had low shipments or even no shipments during the stop ship period, then it’s just academic to say that they’ll replace all the inventory, put all the products back on the shelf and the market shares instantly recaptured at a hundred cents on the dollar. Now, the real world is a little stickier than that or messier than that. And so, what it really takes is to knock back the out of stocks one-by-one, store-by-store.

You heard it in my prepared remarks that we’ve added 30 points of out of stock improvement to PUR in the last six weeks alone since we made those August announcements. That’s pretty sharp, but we’re proud of that. And the trade customers have been phenomenal about working on that with us. They want their shelves full. We want our slots back and consumers prefer our products. And for that reason, our market shares on PUR have increased by 10 points in those same six weeks and this is very positive for us.

In the case of air, it’s behind PUR in terms of time. So that story has yet to be written, but we’re hoping for a relatively similar situation is put back the out of stocks quickly and then the market share comes with it. It also costs money to restart the engine. And as Matt talked about in his prepared remarks, we are putting the right investments in the back half of our forecast. It’s included in the outlook, to be crystal clear, to make sure that we are front and center for consumers as they make their buying choices with us, A, back on the shelf, and, B, with the products that they want. But if you’re not top of mind, they may buy something else, and we don’t want that. So that’s our plan.

On air purifiers, it all comes as the products get worked through. People on the call may not know this, but I’d like to make sure it gets into the record. We’re talking about more than 4 million pieces of rework between water and air. This is not a small task. Our team is doing amazing work. We’ve made significant progress getting through them on PUR. You’ve heard the story. Air that is happening now, and then the customers have been patient, but we’re trying not to try their patience and get those products into their hands as quickly as possible. Then we go through the out of stocks, then we go through the market share and the investment to keep our products front and center.

<Q - Anthony C. Lebiedzinski - Sidoti & Company, LLC>: Got it. Okay. And then in terms of the guidance, so the EPA compliance costs that you have for the second half of the year, is that going to be all in the third quarter or will any of that spill over into the fourth quarter?

<A - Matt Osberg - Helen of Troy Ltd.>: Yeah.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Matt, [ph] could you speak to that (01:06:28)?

<A - Matt Osberg - Helen of Troy Ltd.>: Sorry. Yeah. Thanks, Julien. Yeah, Anthony, I would say for the EPA compliance costs, which is the add back that we’re doing versus the costs to kind of rework this, there will be costs in the back half of the year. As Julien said, it’s over 4 million pieces to rework. And we think that that will actually be in Q3 and probably in Q4 as well as we look at working through those units.

<Q - Anthony C. Lebiedzinski - Sidoti & Company, LLC>: Got it. Okay. And then lastly, as far as the tax rate, just wondering if you could give us some sense as to – I know you gave us guidance for this fiscal year, but beyond fiscal 2022, obviously, excluding any potential impacts from what happens in

Washington. But given what we know now, I mean, how should we think about the tax rates for fiscal 2023 and beyond?

<A - Matt Osberg - Helen of Troy Ltd.>: Yeah. I mean, if we say, look, in the same state that we’re operating today with no changes, I’d think you’d be looking at a similar type of tax rate. I think the big drivers of what happens with our tax rate is what will happen in Washington and what may come out of that globally or domestically. Those will be the big drivers of future tax rate whether that even ends up being in next year. I mean, I think it’s – those kind of things getting resolved, put in place and effective can take time; and so, I would say excluding any of that kind of legislative change, you should assume a very consistent tax rate in the next year.

<Q - Anthony C. Lebiedzinski - Sidoti & Company, LLC>: Got it. All right. Well, thank you very much and best of luck going forward.

<A - Matt Osberg - Helen of Troy Ltd.>: Thank you.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Thank you, Anthony.

Operator: Our next question is from Linda Bolton Weiser with D.A. Davidson. Please proceed.

<Q - Linda Bolton Weiser - D. A. Davidson & Co.>: Yes. Hi. How are you?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Good. Hi, Linda. Nice to hear from you.

<Q - Linda Bolton Weiser - D. A. Davidson & Co.>: I guess what I’m a little bit interested in is in the Health & Home segment. You wouldn’t – I guess, you didn’t quantify exactly the impact of the EPA issue, but it looks like, if you excluded that, it still looks like the organic sales were kind of down. You had a very hard comparison, but that comparison remains really hard in the next quarter two. So, I’m just trying to get a sense for kind of whether you’re growing or not against these hard comparisons.

And, on the thermometers, I think you said last quarter, the thermometer sales were flat, but you said they were down this quarter. So, I guess, I’m wondering what changed in thermometers. And also, on that point on thermometers, the POS data actually shows – and I know it doesn’t tell the whole story, but it shows that POS is actually growing really well for you in thermometers. So, I’m just wondering, what’s the disconnect between your sell-in and maybe your POS? Is it stronger or can you explain what’s going on like with thermometers? Thank you.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Sure. So, we’ve got the thermometers and then the broader question about Health & Home growing or shrinking ex-EPA.

So, let’s just start with the thermometers thing because there may be some confusion in the audience. We tried to get clear on this in our prepared remarks. The overall category in the last few months has been down. I’m not talking about Helen of Troy’s thermometers or Helen of Troy’s position. I’m talking about the category for thermometers in the planet Earth, and that is generally a down situation. Our sales have held up reasonably well. They are down in the United States, but not nearly down as much as the category. And, as a result, our market share is not just rebounding but, as we’ve said in our prepared remarks, rebounding sharply. I know you’ve seen the shares and you’ve put out the IRR shares, and you can see it in the numbers.

With regard to the disconnect to POS, I actually don’t know in the short term and, frankly, don’t worry about it in the short term. I think the easiest way to think about it is just to look at the full-year guidance and ask where will Health & Home be. And we’ve answered that in our outlook. We’ve also said exactly how much in the EPA will affect the year, and we gave an improved number in the guidance that we put out today. So, if you just subtract the two, you’ll see how Health & Home will perform for the year-over-year - the numbers are there.

In terms of the two-year stack, it may be very helpful to look at it that way, and what you’ll see is that so far, this fiscal, Health & Home is up roughly 10% over where it was pre-COVID. So, if you take just all the noise of the ups and the downs out, the answer is, is this thing doing better or worse, the answer is 10% better so far this fiscal year on a two-year stack basis. If you look at it for the total year, we could do the same math. We could help you with those numbers, but they’re all in the public record.

On the two-year stack, just in case anyone is not aware because we don’t use that term normally, we did put it in our press release; in fact, it’s right in the beginning; and we talk about where we were this quarter versus year ago and versus two years ago; that’s the stack. And we did the same thing on a six-month basis where we were this quarter and where we were the first half versus last year and the year before, and it’s also in the highlights section of our press release on all the key measures. So, hopefully, it’ll help everyone see whether things are growing or shrinking and, spoiler alert, that they’re growing.

And in the case of the Health & Home projection for the year ex-EPA, Matt, do you want to provide a little color there just to help make sure the math comes out just right?

<A - Matt Osberg - Helen of Troy Ltd.>: Yeah. So, yeah, well, I just want to touch on what Julien mentioned. There’s a couple of new things at our earnings release. One is, he mentioned we tried to provide some two-year stack tables in the executive summary area. We think that’s helpful as you’re looking at just the first half of the year in the quarter. And especially, we talked about core comparisons now that Personal Care is out of the actual results starting primarily this quarter. Those core comparisons will become more important year-over-year. So, we wanted to just highlight some of that.

The other thing we did add within our earnings release is a couple of tables that talk about our consolidated core and non-core business results excluding the impact of the EPA matter. We know there’s a lot of moving parts. So, this is the sales and volume profit-related impacts. We put those in the back. That’s a little farther in the back on page 24, but that’s something that’s new for the quarter and we just wanted to make sure that – there’s a lot of numbers out there. We wanted you guys to have all the numbers.

In terms of your specific question, Linda, on Health & Home and the decline for the year, what we said in the release is that we expect them to be down 20% to 18%, including an 11.2% to 8.4% decline for the EPA matter. So, still down double digits excluding the EPA matter there, which reflects the impact of the strong fiscal 2021.

<Q - Linda Bolton Weiser - D. A. Davidson & Co.>: Okay. Thank you. And then can I just follow up with a question on the Beauty business? So, certainly very strong. I’m just curious on the volumizer. It seems like all the competitors out there have similar products and yet you’re still growing really well and seemingly maintaining or even growing market share. So, how are you doing that? I mean are you just coming up with more expanded products in that volumizer or are there are other new things that are out? But how are you managing to do so well in Beauty with all the competitors following so quickly?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. They have been following and it’s not news. The competitors have been nipping at the heels of volumizer for about a year now. And to your point, there’s even more in the markets. The way we’re doing it is just the classics of consumer product marketing, which is being first, constantly innovating, expanding geographically, putting out new versions at higher price points with more features and penetrating new channels.

And then, the marketing efforts have been significant. And because we’ve been first and we humbly believe best, the social media aspect is significant. So, to put a couple of meat points on those bones, the number of reviews on Amazon alone, as we talked about in our prepared remarks, is now 350,000 for our volumizer franchises, and that’s 80% of those are five star. The total is by the way 4.6 stars. So, that’s the point about first invest. And in the case of the price points, we’re keeping them sharp. And our new products like the Revlon Plus that we just talked about in our prepared remarks, that’s with some superior features.

We’re also in a situation where we’re expanding significantly internationally. I just spoke in our prepared remarks about Latin America and Europe. I also mentioned Canada in the Q&A and we’re growing in those areas. And then, new distribution channels. People on the call will remember we put some money into the end of last fiscal year to expand distribution in Continental Europe in some key stores. France is an example and that new distribution is generating sell through and they’re now repurchased. So, we have a positive cycle billing.

And then, we’re putting out on the new products there, but looking to Asia next and we like our prospects. So, all of this is what’s keeping us going. And it’s not just the volumizer, as I mentioned in the prepared remarks, the wavers on Bed Head is another example of winning. And the Hot Tools Signature Series is doing particularly well. And in the case of Drybar, we have the volumizer type of products at even higher price points with even better features and we have the new liquid. So, all of this adds up to keep it going in Beauty and keep growing share.

<Q - Linda Bolton Weiser - D. A. Davidson & Co.>: Great. Thank you very much.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Our pleasure.

Operator: And our final question is from Steve Marotta with C.L. & King Associates. Please proceed.

<Q - Steven L. Marotta - C.L. King & Associates, Inc.>: Good morning...

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Hi, Steve.

<Q - Steven L. Marotta - C.L. King & Associates, Inc.>: ...Julien, Brian, Matt, and Jack. Hi, Julien. I know that we’re bumping up against time, so I’ll limit it to one question. Julien, on the last call, you intimated, maybe even tangentially, that the EPA could be negatively impacting some competitors in the industry as well. I know that for reasons you probably don’t want to be completely forthcoming with that, but are there market share opportunities based on complications your competitors might be having with the EPA at this time? Thanks.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. In theory, there are. But, frankly, we don’t look at it that way. We’re a highly principled, ethical, and proper competitor in the industry. We’re respected for this by consumers, by institutions and retailers as well. What we want is for everybody to play by the rules. The EPA has made these rules, and, frankly, we expect them to enforce them just like they did when they looked at us. While the changes were fairly minor for us with no disrespect to any of our competitors, some of them make some pretty strong statements, and I’m sure the EPA will do the right thing.

In the case of what that means to our business, if it creates opportunity, then we’re happy to participate. But we’re not looking at it that way. We’re looking at a principled ethical industry that serves consumers. We’re expecting the regulators to be evenhanded and consistent. And if it creates situations where the consumers should prefer our products and it gives us opportunity, we will take it.

<Q - Steven L. Marotta - C.L. King & Associates, Inc.>: Super helpful. Thank you. I’ll take the balance offline. Thanks.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: You bet.

Operator: We have reached the end of our...

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Operator, are there any more questions?

Operator: There are no more questions. If you have any final comments.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Well, just a quick wrap up. I wanted to thank everyone for joining us today and for the continued interest in Helen of Troy. We very much look forward to speaking to many of you either later today or over the coming days and in the coming weeks as well. And we’ll also be sharing further progress with you when we report our third quarter results, which will be in early January.

So I know we’re running up against time, and I just want to say thank you. There’s a lot going on in Helen of Troy, and we like our positive trends, and we’re very proud to beat expectations on our side and also some on the Wall Street and to be able to raise our guidance and put what we hope will be another growth year despite the high base. So that’s our plans. And we thank you very much for attending today.

Operator: Thank you. This does conclude today’s conference. You may disconnect your lines at this time, and have a wonderful day.